Exhibit 99.01

MacroSolve Issues Letter to Shareholders

TULSA, Okla., May 17, 2012 –  MacroSolve, Inc., doing business as Illume Mobile (OTCPK: MCVE) (OTCQB: MCVE) (“MacroSolve,” “Illume Mobile” or the “Company”), a leading provider of mobile technologies, apps, and solutions for business, today announced it has issued a Letter to Shareholders.

Shareholders and prospective investors may view the letter in full on the Investors Page at www.illumemobile.com/investors/.

The letter provides updates on significant developments at the Company including:

●	Revenues increased 635% to $853,000 from $116,000 in the same period of fiscal year 2011.
●	$255,000 backlog expected to be completed in Q2 for custom mobile app solution services.
●	Gross profit increased 622% to $498,000 from $69,000 in Q1 of fiscal year 2011.
●	Use of cash decreased 25% to $370,000 from $496,000 in Q4 of the fiscal year 2011
●	Direct sales presence has expanded to New York City, Atlanta, Dallas, and Houston to address the increasing demand for our mobile applications.
●	Signed several new strategic distribution agreements, including RockSauce Studios, Source Data Corporation, Tabbedout and Industry Analyst, Inc.
●	Continued positive results from our relationship with Click Here with the release of the T.G.I. Friday’s mobile app.
●	Positive coverage in nationally known media, including The Boston Globe, Fox Business, Mobile Marketer, and The Daily Caller.
●	Have filed patent claims against more than 60 defendants to date.

About MacroSolve
MacroSolve, Inc., doing business as Illume Mobile, is a pioneer in delivering mobile apps, technologies, and solutions. Leveraging its intellectual property portfolio, MacroSolve enforces its landmark patent while providing mobile app products and services under the name Illume Mobile. MacroSolve is positioned to become a leader in the mobile app development services space, which is projected to become a $100 billion market in 2015 according to Research2Guidance. For more information, visit Illume Mobile at www.illumemobile.com.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Company Contact
Illume Mobile
info@illumemobile.com

Investor Contact
Laurel Moody
(646) 810-0608
lmoody@corporateprofile.com

Media Contact
Kedzie Schotters
(212) 431-1470
kedzie@publicnewyorkcity.com